 Exhibit 77D

SUB-ITEM 77D:  Policies with Respect to Security Investments

Effective October 15, 2013, with respect the Gateway International Fund

Under normal circumstances, the Fund invests in a broadly diversified portfolio of common stocks of non-U.S. companies, while also selling call options and buying put options on one or more non-U.S. equity indices, including options on exchange-traded funds (“ETFs”) that seek to replicate the performance of such indices. The combination of the diversified stock portfolio, the cash flow from the sale of call options and the downside protection of put options, which can protect the Fund from a significant market decline that may occur over a short period of time, is intended to provide the Fund with the majority of the returns associated with international developed equity market investments while exposing investors to less risk than other such investments. The Fund may transact in options listed on established exchanges or may enter into privately negotiated over-the-counter (“OTC”) option contracts with counterparties that the Adviser believes to be creditworthy.

The Fund typically invests in common stocks of non-U.S. companies with small, medium or large market capitalizations. Ordinarily, the Fund invests in the securities of developed markets outside of the U.S., including, but not limited to, Australia, the United Kingdom, the Euro Zone, Hong Kong, Japan and Switzerland. However, there are no geographic limits on the Fund’s non-U.S. investments. The Fund typically sells call options and buys put options on market indices or index-tracking ETFs that represent a significant portion of the capitalization in international developed equity markets. From time to time, the Fund may reduce its holdings of put options, resulting in an increased exposure to a market decline. The Fund may enter into repurchase agreements and/or hold cash and cash equivalents.

Purchasing Stocks

The Fund invests in a diversified stock portfolio, generally consisting of approximately 150 to 250 stocks, designed to support the Fund’s option based risk management strategy as efficiently as possible while providing equity exposure. The Adviser uses a multi-factor quantitative model when deciding which securities to buy or sell, constructing a stock portfolio that corresponds to the markets underlying each of the indices or index-tracking ETFs on which the Fund writes call options and buys put options. The model evaluates the broad range of equity securities in each of the markets to construct a portfolio of equities that meets criteria and constraints established by the Adviser. Generally, the Adviser seeks to minimize the difference between the performance of the stock portfolio and that of the corresponding index or indices underlying the Fund’s option strategy while also considering other factors, such as predicted dividend yield. The Adviser monitors these differences and the other factors, and decides to purchase and sell stocks, as needed, in order to rebalance and adjust the stock portfolio from time to time. The Adviser expects the Fund’s stock portfolio to generally represent the broad international developed equity market.

Writing Call Options

The Fund continuously writes call options, typically on broad-based securities market indices or on index-tracking ETFs, on the full value of its broadly diversified stock portfolio. As the seller of the call option, the Fund receives cash (the “premium”) from the purchaser. The purchaser of a call option has the right to any appreciation in the value of the relevant index or underlying ETF over a fixed price (the “exercise price”) on a certain date in the future (the “expiration date”). If the purchaser does not exercise the option, the Fund retains the premium. If the purchaser exercises the option, the Fund pays the purchaser of index options the difference between the value of the index and the exercise price of the option. For options on ETFs, the Fund delivers to the purchaser the required number of shares of the ETF. The premium, the exercise price and the value of the index or ETF determine the gain or loss realized by the Fund as the seller of the call option. The Fund can also repurchase the call option prior to the expiration date, ending its obligation. In this case, the difference between the cost of repurchasing the option and the premium received will determine the gain or loss realized by the Fund.

Purchasing Put Options

The Fund may buy put options, typically on broad-based securities market indices or options on index-tracking ETFs, in an attempt to protect the Fund from a significant market decline that may occur over a short period of time. The value of a put option generally increases as stock prices (and the value of the index or ETF) decrease and decreases as those stocks (and the index or ETF) increase in price. Under normal market conditions, the Fund will not spend at any time more than 5% of its assets to purchase put options.